UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2008 (December 5, 2008)

Solera National Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-53181	02-0774841
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

319 S. Sheridan Blvd.

Lakewood, CO 80226

303-209-8600

(Address and telephone number of principal executive offices)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On December 5, 2008, the board of directors (the “Board”) of Solera National Bancorp, Inc., a Delaware corporation (the “Company”) elected Mr. Michael D. Quagliano to fill the existing vacancy on the Board until the next annual meeting of the Shareholders.  Mr. Quagliano was also elected to the board of directors of Solera National Bank (the “Bank”), a national banking association, subject to the approval of the Office of the Comptroller of the Currency.  It has not been determined on which committees of the Company or Bank, if any, Mr. Quagliano will serve.  Mr. Quagliano is not a party to a compensation or compensatory plan with the Company or the Bank.  Mr. Quagliano currently owns 325,570 shares which is more than 10% of the Company’s common stock.  Mr. Quagliano is also the recipient of  a land acquisition loan, a small business revolving loan and a home equity line of credit from the Bank issued during the ordinary course of  business.  The approved loan amounts total $2,097,000 of which $2,078,382 is outstanding as of December 10, 2008. Mr. Quagliano pays interest at a variable rate of Prime + 0%, currently 4%.  He has incurred $20,178 of interest over the term of the loan to-date and is projected to incur approximately $24,980 of interest for 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Solera National Bancorp, Inc.
(Registrant)

Date: December 11, 2008	By:	/s/ Robert J. Fenton
	Name:	Robert J. Fenton
	Title:	Vice President, Secretary and Treasurer